Exhibit 10.7

INDEMNIFICATION AGREEMENT

This Agreement made as of the 20th day of June, 2007.

B E T W E E N:

Christopher D. Lischewski,

of the City of San Diego, in the

State of California

(hereinafter referred to as the “Indemnified Party”),

OF THE FIRST PART,

— and —

CONNORS BROS. INCOME FUND,

a limited purpose open-ended trust formed under the laws

of the Province of Ontario

(hereinafter referred to as the “Fund”),

OF THE SECOND PART,

— and —

BUMBLE BEE FOODS, LLC,

a Delaware limited liability company

(hereinafter referred to as “Bumble Bee”),

OF THE THIRD PART,

— and —

CONNORS CL GP LIMITED,

a corporation formed under the laws of Canada

(hereinafter referred to as the “General Partner”)

OF THE FOURTH PART,

CLOVER LEAF SEAFOODS, L.P.,

a limited partnership formed under the laws

of the Province of Ontario

(the “Partnership”, and together the General Partner,

hereinafter referred to as “Clover Leaf”),

OF THE FIFTH PART.

WHEREAS each of the Fund, Bumble Bee and Clover Leaf (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) desire to attract and retain the services of highly qualified individuals to serve as its trustees, managers, directors and officers, as applicable, and to serve at its request as a trustee, manager, director or an officer of a subsidiary of an Indemnifying Party or any other entity (an “Other Entity”, which includes, for the purposes of this Agreement, an entity that becomes an Other Entity in the future);

AND WHEREAS in order to attract such individuals, the Indemnifying Parties desire to provide them with certain protections permitted by Applicable Law against liabilities and expenses they may incur in their capacities as trustees, managers, directors or officers, as applicable, of an Indemnifying Party or an Other Entity;

AND WHEREAS the Indemnified Party has consented to be, and has been, elected or appointed a trustee, manager, director or officer, as applicable, of an Indemnifying Party and/or an Other Entity;

AND WHEREAS the constating documents of each of the Indemnifying Parties permits an Indemnifying Party to indemnify its trustees, managers, directors and officers, as applicable;

AND WHEREAS it is generally agreed that, because of the uncertainties in relying upon an indemnity in an entity’s constating documents, it is desirable for its trustees, managers, directors and officers, as applicable, to obtain a contractual indemnity from the entities they serve;

NOW THEREFORE in consideration of the Indemnified Party continuing as a trustee, director, manager or officer, as applicable, of an Indemnifying Party and/or an Other Entity, the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

1.	Definitions

In this Agreement:

“Applicable Law” means, any applicable law, statute or regulation (including, for greater certainty, any such law, statute or regulation governing the provision of indemnification by, or in respect of, an Indemnifying Party or Other Entity) and, specifically, with respect to the Fund, the Trustee Act (Ontario), with respect to Bumble Bee, the Delaware Limited Liability Company Act and, with respect to Clover Leaf, the Limited Partnerships Act (Ontario) and, as it relates to the General Partner, the Canada Business Corporations Act, in all cases, as amended from time to time during the term of this Agreement;

“Board” means the board of trustees, managers or directors (as applicable) of an Indemnifying Party;

“Expenses” means costs, charges and expenses incurred by the Indemnified Party, including without limitation, lawyers’ fees on a solicitor and its own client basis, expenses of expert witnesses, taxes and disbursements, and any such costs, charges, expenses of establishing a right to indemnification under this Agreement;

“Final Determination” means a decision made by a court of competent jurisdiction that is not appealable or has not been appealed within the prescribed time period;

“Independent Counsel” means a firm of counsel qualified to practice law under the laws of a relevant jurisdiction, which is appointed by an Indemnifying Party and the Indemnified Party by agreement, or failing agreement, by a court of competent jurisdiction and which has not provided advice or representation to an Indemnifying Party or the Indemnified Party during the two years prior to the appointment, unless otherwise agreed by the Indemnifying Party and the Indemnified Party;

“Proceeding” means any current, threatened, pending, contemplated or completed claim, demand, suit, action or proceeding, including without limitation any civil, criminal, administrative or investigative action or proceeding, to which the Indemnified Party is or becomes a party or is threatened to be made a party by reason of the fact that the Indemnified Party is or was a Representative or by reason of anything done or not done by the Indemnified Party in such capacity; and

“Representative” means any person who is or was a trustee, manager, director, officer or agent of an Indemnifying Party, or is or was serving at the request of the Indemnifying Party as a trustee, manager, director, officer or agent of any Other Entity.

In this Agreement, unless the context otherwise requires, (i) words importing the singular include the plural and vice versa; (ii) words importing gender include all genders; (iii) references to Clover Leaf include both the General Partner on its own behalf and on behalf of the Partnership; and (iv) unless otherwise indicated, references to sections are to sections in this Agreement.

2.	Agreement to Serve

In consideration of the protection afforded by this Agreement, the Indemnified Party agrees to continue to serve as Representative, provided that nothing in this Agreement shall prohibit the Indemnified Party from resigning as such at any time nor shall anything contained in this Agreement be construed as creating in the Indemnified Party any right to continue as a Representative.

3.	Indemnification

(a)	Indemnity

(i)

The Indemnifying Parties shall, jointly and severally, indemnify the Indemnified Party, effective from and after the date the Indemnified Party first became a Representative, against any and all liabilities, judgments, fines, penalties, settlements, Expenses and other amounts actually and reasonably incurred or sustained by the Indemnified Party as a result of serving as a Representative (X) in connection with any Proceeding, and

(Y) in respect of any act, matter, deed or thing whatsoever made, done, omitted to be done, committed, permitted or acquiesced by the Indemnified Party in his or her capacity as a Representative, in each case, to the full extent permitted by Applicable Law, provided that:

(A)	the Indemnified Party acted honestly and in good faith with a view to the best interests of an Indemnifying Party or an Other Entity, as the case may be, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the conduct of the Indemnified Party was lawful; and

(B)	in the case of an officer or agent of an Indemnifying Party or an Other Entity acting in that capacity, the Indemnified Party acted in a manner which is within the authority of the Indemnified Party and which is consistent with directions provided to the Indemnified Party by the relevant Board and any officer of the relevant Indemnifying Party or Other Entity more senior than the Indemnified Party who provides such directions.

(ii)	No determination in any Proceeding against the Indemnified Party by judgment, order, settlement (with or without court approval) or conviction shall, in and of itself, create a presumption that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Indemnifying Parties or, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, that the Indemnified Party did not have reasonable grounds for believing that the conduct of the Indemnified Party was lawful or did not act in accordance with paragraph 3(a)(i)(B).

(b)	Notice and Co-operation by the Indemnified Part. The Indemnified Party shall, as a condition precedent to the right to be indemnified under this Agreement:

(i)	give to the Indemnifying Parties notice in writing as soon as practicable of the commencement or the threatened commencement of any Proceeding against the Indemnified Party for which indemnification will or could be sought under this Agreement; and

(ii)	provide the Indemnifying Parties with such information and co-operation regarding such Proceeding or threatened Proceeding as the Indemnifying Parties may reasonably require and as shall be within the Indemnified Party’s power.

(c)	Procedure

(i)	Subject to the provisions of section 4 as to the advancement of Expenses, any indemnification provided for in this section 3 shall be paid no later than 30 days after receipt of written request therefor from the Indemnified Party.

(ii)	If a claim under this Agreement, Applicable Law, or any provision of the constating documents of the Indemnifying Parties providing for indemnification is not paid in full by the Indemnifying Parties within 30 days after a written request for payment therefor has been received by the Indemnifying Parties, the Indemnified Party may, but need not, at any time thereafter bring an action against the Indemnifying Parties to recover the unpaid amount of the claim and, subject to sections 4 and 14 of this Agreement, the Indemnified Party shall also be entitled to be paid the Expenses of bringing such action.

(iii)	It shall be a defense to any action referred to in paragraph 3(c)(ii) (other than an action brought to enforce a claim for Expenses incurred in connection with any action, suit or proceeding in advance of a Final Determination) that the Indemnified Party has not met the standards of conduct which make it permissible under paragraph 3(a)(i) and Applicable Law for the Indemnifying Parties to indemnify the Indemnified Party for the amount claimed, but the burden of proving such defense shall be on the Indemnifying Parties and the Indemnified Party shall be entitled to receive advances of Expenses pursuant to section 4 hereof unless and until a Final Determination has been made in favor of the Indemnifying Parties in relation to such defense.

(iv)	It is the parties’ intention that if the Indemnifying Parties contest the Indemnified Party’s right to indemnification, the question of the Indemnified Party’s right to indemnification shall be determined by a court of competent jurisdiction, and neither the failure of the Indemnifying Parties, the Board, any committee of the Board, Independent Counsel or an Indemnifying Party’s securityholders to make a determination that indemnification of the Indemnified Party is proper in the circumstances because the Indemnified Party has met the applicable standard of conduct required by paragraph 3(a)(i) and Applicable Law, nor an actual determination by the Indemnifying Parties, the Board, any committee of the Board, Independent Counsel or an Indemnifying Party’s securityholders that the Indemnified Party has not met such applicable standard of conduct shall create a presumption that the Indemnified Party has not met such applicable standard of conduct.

(d)	Notice to Insurer. If at the time of the receipt of a notice of the commencement or the threatened commencement of a Proceeding given pursuant to subsection 3(b) hereof, an Indemnifying Party has trustees’, directors’, officers’, employees’ or other applicable liability insurance in effect, such Indemnifying Party shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the applicable insurance policies and shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(e)	Selection of Counsel

(i)	In the event the Indemnifying Parties shall be obligated under this section 3 to indemnify the Indemnified Party, any one of the Indemnifying Parties shall be entitled to assume the defense of such Proceeding upon the delivery to the Indemnified Party of notice of its election so to do.

(ii)	After delivery of notice pursuant to paragraph 3(e)(i) and the retention of counsel by the applicable Indemnifying Party, the Indemnifying Parties shall not be liable to the Indemnified Party under this Agreement for any fees of counsel subsequently incurred by the Indemnified Party with respect to the same Proceeding, provided that the Indemnified Party shall have the right to retain separate counsel in any such Proceeding at the Indemnifying Parties’ expense if:

(A)	the retention of counsel by the Indemnified Party is authorized by the Indemnifying Parties;

(B)	the Indemnified Party is advised in a written opinion of counsel acceptable to the Indemnifying Parties, acting reasonably, addressed to the Indemnified Party and to the Indemnifying Parties, that there is likely to be a conflict of interest between one or more of the Indemnifying Parties and the Indemnified Party in the conduct of any such defense; or

(C)	none of the Indemnifying Parties shall, in fact, have retained counsel to assume the defense of such Proceeding.

4.	Advances of Expenses; Witness Fees

(a)	Indemnified Party Undertaking. The Indemnifying Parties shall advance all Expenses incurred by the Indemnified Party in connection with the investigation, defense, settlement or appeal of any Proceeding prior to a Final Determination being made in connection therewith upon receipt by the Indemnifying Parties of an undertaking by or on behalf of the Indemnified Party to repay the Indemnifying Parties such advanced amounts on demand if it shall be determined pursuant to a Final Determination that the Indemnified Party is not entitled to be indemnified by the Indemnifying Parties hereunder; provided that it is not then contrary to Applicable Law for the Indemnifying Parties to advance such Expenses.

(b)	Exceptions. Notwithstanding the foregoing, advances of Expenses shall not be made pursuant to subsection 4(a) if it is determined by Independent Counsel that it is more likely than not that the Indemnified Party will not be entitled to indemnification under the terms of this Agreement.

(c)	Payment Date. The advances of Expenses to be made hereunder shall be paid by the Fund to the Indemnified Party within 30 days following delivery of a written request therefor by the Indemnified Party to the Indemnifying Parties.

(d)	Witness Fees. In the event the Indemnified Party is required by law to testify in a Proceeding, the Indemnified Party shall be paid a reasonable per diem fee by the Indemnifying Parties, unless the Indemnified Party is then employed by any of the Indemnifying Parties or a subsidiary of such Indemnifying Parties, together with all related Expenses.

5.	Additional Indemnification Rights; Non-Exclusivity

(a)	Scope. Subject to paragraph 3(a)(i)(A), and (B) but notwithstanding any other provision of this Agreement, the Indemnifying Parties hereby agree to indemnify the Indemnified Party to the fullest extent permitted by Applicable Law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement or, the constating documents of the Indemnifying Parties.

(b)	Non-Exclusivity. The indemnification provided by this Agreement is in addition to any rights to which the Indemnified Party may be entitled under an Indemnifying Party’s constating documents or any other agreement by which such Indemnifying Party is bound, any vote of its securityholders or disinterested trustees, directors, or officers (as applicable), Applicable Law or otherwise.

(c)	Partial Indemnification. If the Indemnified Party is entitled under any provision of this Agreement to indemnification by the Indemnifying Parties for a portion of the liabilities, judgments, fines, penalties or settlements actually or reasonably incurred by the Indemnified Party in the investigation, defense, appeal or settlement of any Proceeding, but not for the total amount thereof, the Indemnifying Parties shall, jointly and severally, indemnify the Indemnified Party for that portion for which the Indemnified Party is entitled to indemnification.

6.	Mutual Acknowledgement

(a)	Law and Public Policy. The Fund and the Indemnified Party acknowledge that in certain instances Applicable Law or public policy may prohibit an Indemnifying Party from indemnifying the Indemnified Party under this Agreement or otherwise, in which case the indemnity of the Indemnified Party under this Agreement shall be limited to the maximum indemnity permitted by such Applicable Law or policy.

(b)	Submission to Court. The Indemnified Party acknowledges that an Indemnifying Party may undertake or be required in the future to undertake with the regulatory authorities to submit the question of indemnification to a court in certain circumstances for a determination of such Indemnifying Party’s right at law or under public policy to indemnify the Indemnified Party and, where such submission takes place, the Indemnified Party acknowledges that the Indemnified Party’s rights of indemnity hereunder will be limited to those specified in any Final Determination made in connection therewith.

(c)	Investigation. Any Indemnifying Party may conduct any investigation it considers appropriate in respect of any proceeding of which it receives notice under subsection 3(b) and shall pay all costs, charges and expenses of that investigation.

(d)	Joint and Several Liability. The obligations of the Indemnifying Parties under this Agreement are joint and several except for any Indemnifying Party to the extent its obligations hereunder are not permitted by its constating documents.

7.	Liability Insurance

(a)	Determination of Coverage. Subject to subsection 7(c) hereof, the Indemnifying Parties shall, from time to time obtain and maintain a policy or policies of insurance on terms and with coverage limits which provide the Indemnified Party with insurance coverage which is similar in all material respects to the trustees’, directors’, managers’, officers’ or other applicable liability insurance coverage now provided by the Indemnifying Parties to the Indemnified Party, the particulars of which are set out in Schedule A hereto, or coverage which provides enhanced overall insurance coverage to the Indemnified Party.

(b)	Favorable Coverage. In all policies of trustees’, directors’ officers’, employees’ or other applicable liability insurance maintained by the Indemnifying Parties, the Indemnified Party shall be named as an insured in such a manner as to provide the Indemnified Party the same rights and benefits as are accorded to the most favorably insured of each Indemnifying Party’s trustees, directors, managers, officers or agents, as the case may be.

(c)	Exceptions. Notwithstanding the foregoing, an Indemnifying Party shall have no obligation to obtain or maintain such insurance if it determines in good faith that such insurance is not reasonably available, that the premium costs for such insurance are excessive, that the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit or that the Indemnified Party is covered by similar insurance maintained by an affiliate of such Indemnifying Party.

(d)	Notice. Each Indemnifying Party agrees to provide notice of any material changes in the insurance coverage referred to in this section 7 during the period in which the Indemnified Party serves as a Representative and for a period of six years thereafter.

8.	Settlement

(a)	Determination of Settlement Terms. An Indemnifying Party shall be entitled to settle any Proceeding against the Indemnified Party for which indemnity is sought by the Indemnified Party hereunder on terms and conditions determined by such Indemnifying Party, provided that:

(i)	the settlement does not involve any obligation or liability of the Indemnified Party other than the payment of a monetary amount;

(ii)	the Indemnified Party is indemnified in full against payment of such monetary amount together with all related Expenses, whether or not such Expenses would otherwise be payable hereunder; and

(iii)	the settlement is expressly stated to be made by the Indemnifying Party on behalf of the Indemnified Party, without any admission of liability by the Indemnified Party.

(b)	Indemnified Party Co-operation. Provided that the conditions referred to in paragraphs 8(a)(i), (ii) and (iii) are met, the Indemnified Party shall execute all documents and do such other things as are reasonably requested by the Indemnifying Party to give effect to a settlement referred to in subsection 8(a).

9.	Severability

If any section, subsection, paragraph, clause or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or enforceable, in whole or in part, such determination shall not affect or impair the validity, legality or enforceability of any other section, subsection, paragraph, clause or other provision hereof and each such section, subsection, paragraph, clause and other provision shall be interpreted in such a manner as shall render them valid, legal and enforceable to the greatest extent permitted by Applicable Law.

10.	Exceptions

Any other provision herein to the contrary notwithstanding, pursuant to the terms of this Agreement, an Indemnifying Party shall not be obligated:

(a)	to indemnify the Indemnified Party for any acts or omissions or transactions from which a trustee, director, officer or agent may not be indemnified by such Indemnifying Party, as provided by Applicable Law;

(b)	to indemnify or advance Expenses to the Indemnified Party with respect to proceedings or claims initiated or brought voluntarily by the Indemnified Party and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, Applicable Law or a policy of insurance referred to in subsection 7(a) hereof;

(c)	to indemnify the Indemnified Party for any Expenses incurred by the Indemnified Party with respect to any Proceeding instituted to enforce or interpret this Agreement, if a Final Determination is made that any of the material assertions made by the Indemnified Party in such proceedings are not made in good faith or are frivolous;

(d)	to indemnify the Indemnified Party for Expenses or liabilities of any type whatsoever which have been paid directly to the Indemnified Party by an insurance carrier under a policy of trustees’, directors’, managers’, officers’ or other applicable liability insurance maintained by an Indemnifying Party;

(e)	to indemnify the Indemnified Party for Expenses or the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of applicable securities laws; or

(f)	to indemnify the Indemnified Party for Expenses for which the Indemnified Party is indemnified by an Indemnifying Party otherwise than pursuant to this Agreement.

11.	Effectiveness of Agreement; Continuation of Indemnity

(a)	Effectiveness

(i)	Nothing in this Agreement is intended to require or shall be construed as requiring the Indemnifying Parties to do or fail to do any act in violation of any Applicable Law.

(ii)	An Indemnifying Party’s inability, pursuant to any Applicable Law or a court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement.

(b)	Continuation. The indemnification and advancement of Expenses by the Indemnifying Parties to the Indemnified Party provided for under this Agreement shall survive and continue after termination of the Indemnified Party as a Representative as to any acts or omissions by the Indemnified Party while serving in such capacity.

12.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

13.	Enurement/Amendment

(a)	Successors and Assigns. This Agreement shall be binding upon each of the Indemnifying Parties and its successors and assigns, and shall enure to the benefit of the Indemnified Party and the Indemnified Party’s estate, heirs, executors and legal representatives.

(b)

Corporate Reorganization. In the event of a corporate reorganization of an Indemnifying Party, which for the purposes of this subsection 13(b) means any transaction whereby the assets and undertaking of such Indemnifying Party as an entirety or substantially as an entirety would become the property of any other corporation or other entity by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, such Indemnifying Party shall make reasonable efforts to ensure that the rights of the Indemnified Party hereunder are preserved in all material respects, shall so notify the Indemnified Party and shall ensure that the purchaser or transferee of such assets or the successor to such Indemnifying Party shall assume liability for the obligations of such Indemnifying Party hereunder.

(c)	Amendment/Waiver. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

14.	Legal Expenses

If any action is instituted by the Indemnified Party under this Agreement to enforce or interpret any of the terms hereof, the Indemnified Party shall be entitled to be paid all Expenses incurred by the Indemnified Party with respect, to such action, unless as a part of such action, a Final Determination is made that the standard of conduct in paragraph 3(a)(i) and Applicable Law was not met.

15.	Notices

(a)	All notices, requests and other communications hereunder shall be in writing, and shall be delivered by courier or other means of personal service, or sent by fax or mailed first class, postage prepaid, by registered mail, return receipt requested, in all cases, addressed to:

(i)	if to the Indemnified Party:

Mr. Christopher D. Lischewski

4512 Rancho Del Mar Trails

San Diego, CA 92130

(ii)	if to the Indemnifying Parties:

c/o Connors Bros. Income Fund

80 Tiverton Court

Suite 600

Markham, Ontario L3R 0G4

Attention: Chairman of the Board

with a copy to:

General Counsel

Bumble Bee Foods, LLC

9655 Granite Ridge, Suite 100

San Diego, CA 92123

United States of America

Telecopier No.: 858.715.4303

(b)	All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address.

16.	Consent to Jurisdiction

Any and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the appropriate court in the Province of Ontario, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.

17.	Tax Costs

In the event that any United States federal, state or local income tax or any Canadian federal or provincial income or other tax is payable by the Indemnified Party in respect of any payment made by the Indemnifying Parties to the Indemnified Party under this Agreement, the Indemnifying Parties shall pay to the Indemnified Party an amount sufficient to provide the Indemnified Party with the net after tax amount to which the Indemnified Party would otherwise have been entitled, provided that in calculating such net after tax amount, the benefit of any tax deduction available to the Indemnified Party in connection therewith shall be deducted.

18.	Governing Law

The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

/s/ Christopher D. Lischewski
Christopher D. Lischewski

CONNORS BROS. INCOME FUND

By:	/s/ Bernard Valcourt
	Name:	Bernard Valcourt
	Title:	Trustee

BUMBLE BEE FOODS, LLC

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Exec. Vice President & CFO

CONNORS CL GP LIMITED

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Exec. Vice President & CFO

CLOVER LEAF SEAFOODS, L.P. by its managing general partner,
CONNORS CL GP LIMITED

By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Exec. Vice President & CFO

Schedule A

SUMMARY OF

DIRECTORS AND OFFICERS INSURANCE COVERAGE

Coverage	Carrier	Limit	AM Bests Rating
D&O	American Home Assurance Company	$25,000,000 CDN	A+
1st Excess	ACE INA Insurance	$15,000,000 CDN	A
2nd Excess	Liberty	$10,000,000 CDN	A
Total Program Limit:		$50,000,000 CDN

Note: The above policies renew on July 30, 2007.